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                                                                    EXHIBIT 11.1

                                 BANCTEC, INC.

                      COMPUTATION OF NET INCOME PER SHARE

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                                     TWELVE MONTHS NINE MONTHS    FISCAL YEAR
                                         ENDED        ENDED          ENDED
                                     DECEMBER 31,  DECEMBER 31,    MARCH 26,
                                         1996          1995          1995
                                     ------------- ------------  -------------
PRIMARY:
Net income (loss)..................   $37,101,000  $(53,481,000) $ (15,608,000)
                                      -----------  ------------  -------------
Shares outstanding beginning of
 period............................    19,918,735    19,681,429     19,634,486
Weighted average number of shares
 repurchased or held in treasury
 stock during the year.............       (29,936)      (29,936)      (265,603)
Shares issued during the year and
 shares issued from assumed
 exercise of stock options reduced
 by the number of shares which
 could have been purchased with the
 proceeds from exercise of such
 options and unearned compensation
 on restricted stock awards........       790,149       663,106        980,710
                                      -----------  ------------  -------------
Weighted average number of shares
 outstanding as adjusted...........    20,678,948    20,314,599     20,349,593
                                      -----------  ------------  -------------
Primary net income (loss) per
 common and common equivalent
 share.............................   $      1.79       $ (2.63)       $ (0.77)
                                      ===========  ============  =============
FULLY DILUTED:
Net income (loss)..................   $37,101,000  $(53,481,000) $ (15,608,000)
Add after tax interest expense
 applicable to the 7 1/4%
 convertible subordinated
 debentures........................     2,100,000     2,126,000      2,835,000
                                      -----------  ------------  -------------
Net income (loss), as adjusted.....   $39,201,000  $(51,355,000) $ (12,773,000)
                                      ===========  ============  =============
Shares outstanding beginning of
 period............................    19,918,735    19,681,429     19,634,486
  Weighted average number of shares
   repurchased or held in treasury
   stock during the year...........       (29,936)      (29,936)      (265,603)
Shares issued during the year and
 shares issuable from assumed
 exercise of stock options reduced
 by the number of shares which
 could have been purchased with the
 proceeds from exercise of such
 options and unearned compensation
 on restricted stock awards........       844,399       696,416        980,710
                                      -----------  ------------  -------------
Weighted average number of shares
 outstanding as adjusted excluding
 7 1/4% convertible subordinated
 debentures........................    20,733,198    20,347,909     20,349,593
                                      ===========  ============  =============
Fully diluted income(loss) per
 common and common equivalent share
 excluding 7 1/4% convertible
 subordinated debentures...........   $      1.79       $ (2.63)       $ (0.77)
                                      -----------  ------------  -------------
Weighted average shares issuable
 assuming conversion of the 7 1/4%
 convertible subordinated
 debentures........................     1,588,241     1,821,920      1,821,920
Weighted average number of shares
 outstanding as adjusted...........    22,321,439    22,169,829     22,171,513
                                      -----------  ------------  -------------
Fully diluted net income (loss) per
 common and common equivalent
 share.............................   $      1.76       $ (2.32)       $ (0.58)
                                      ===========  ============  =============
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